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EATON VANCE MUNICIPAL INCOME CLOSED-END FUNDS

ANNOUNCE EXPIRATION AND PRELIMINARY RESULTS OF

AUCTION PREFERRED SHARES TENDER OFFERS

BOSTON, MA, February 24, 2016 — Each of the Eaton Vance municipal income closed-end funds listed below (each, the “Fund” and, collectively, the “Funds”) announced the expiration and preliminary results of its tender offer (the “Tender Offer”) for up to 100% of its outstanding auction preferred shares (“APS”).  For each Fund other than Eaton Vance Municipal Income Trust (“Muni Income Trust”), the Tender Offer is at a price per share equal to 95.5% of the liquidation preference per share (or $23,875 per share), plus any accrued but unpaid APS dividends.  For Muni Income Trust, the Tender Offer is at a price per share equal to 94.5% of the liquidation preference per share (or $23,625 per share), plus any accrued but unpaid APS dividends.

Each Fund’s Tender Offer expired at 9:00 a.m. Eastern Time on February 23, 2016.  All shares that were validly tendered and not withdrawn during the offering period have been preliminarily accepted for payment.  Completion of each Fund’s Tender Offer is conditional upon the Fund’s issuance of new preferred shares on terms satisfactory to the Fund and upon satisfaction of certain other conditions as set forth in the Fund’s Offer to Purchase and the related Letter of Transmittal (the “Offer Documents”).

Based upon current information, each Fund has preliminarily accepted APS for payment as follows:

Ticker Symbol	Fund	Series	Cusip	APS Tendered	% of Outstanding
CEV	Eaton Vance California Municipal Income Trust	A	27826F200	1,879	94%
MMV	Eaton Vance Massachusetts Municipal Income Trust	A	27826E203	672	84%
EMI	Eaton Vance Michigan Municipal Income Trust	A	27826D205	674	96%
EVN	Eaton Vance Municipal Income Trust	A	27826U207	1,651	83%
		B	27826U306	1,815	91%
		C	27826U405	749	93%
EVJ	Eaton Vance New Jersey Income Trust	A	27826V205	1,160	87%
EVY	Eaton Vance New York Municipal Income Trust	A	27826W203	1,184	88%
EVO	Eaton Vance Ohio Municipal Income Trust	A	27826G208	736	81%
EVP	Eaton Vance Pennsylvania Municipal Income Trust	A	27826T200	679	80%

The number of shares to be repurchased by each Fund is subject to adjustment and should not be regarded as final.  Payment for each Fund’s tendered APS is expected to be made on or about February 26, 2016, contingent upon the issuance of new preferred shares as described above.  APS that were not tendered remain outstanding.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund.  The complete terms and conditions of each Fund’s Tender Offer are set forth in the Offer Documents, as filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and available free of charge at www.sec.gov.

The Funds are managed by Eaton Vance Management, a subsidiary of Eaton Vance Corp. (NYSE: EV).  Based in Boston, Eaton Vance is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates managed $302.6 billion in assets as of January 31, 2016, offering individuals and institutions a broad array of investment strategies and wealth management solutions. For more information about Eaton Vance, visit www.eatonvance.com.

Fund shares are subject to investment risk, including possible loss of principal invested.  No Fund is a complete investment program and you may lose money investing in a Fund.  An investment in a Fund may not be appropriate for all investors.  Additional information about the Funds, including performance and portfolio characteristic information, is available at www.eatonvance.com.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

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